EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 25, 2020, with respect to our audit of the consolidated financial statements of nDivision, Inc. as of and for the year ended December 31, 2019 and 2018, appearing in the Annual Report on Form 10-K of nDivision, Inc. for the years ended December 31, 2019 and 2018. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

Marlton, New Jersey

March 5, 2021